COMPANY CONTACT: Doug Atkinson, CFA Senior Manager – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

Swift Energy Announces the Appointment of
Sean Woolverton as Chief Executive Officer

Houston, TX – February 28, 2017 – Swift Energy Company (OTCQX: SWTF) (the “Company”) announced today its Board of Directors has appointed Sean Woolverton as Chief Executive Officer of the Company effective March 1, 2017. He will also serve as a member of the Board of Directors. Mr. Woolverton succeeds the Company’s current Interim Chief Executive Officer, Bob Banks, who will continue to serve as Chief Operating Officer for the Company.

Swift Energy’s Chairman of the Board Marc Rowland commented, “After a thorough and extensive selection process, the Board of Directors is pleased to welcome Sean to the Swift Management team. Sean is an exceptional hire for the Company. His deep understanding of the upstream industry, broad leadership capacity, and proven track record in business development and project execution positions him well to advance the strategic priorities and value creation initiatives already underway at the Company.”

“I look forward to working alongside Marc Rowland, the Board of Directors, and the skilled and dedicated workforce that have helped Swift become a best in class operator,” said Sean Woolverton. “The Company is well capitalized with a valuable portfolio of assets and competitive cost structure, which uniquely positions us to pursue a strategy of profitable growth in the Eagle Ford for the benefit of all our stakeholders.”

Marc Rowland added, “The Board also wants to thank Bob Banks for his dual leadership role, during the search process, as a number of very strategic and impactful initiatives were successfully executed during this critical time frame.”

About Sean Woolverton
Mr. Woolverton was previously the Chief Operating Officer of Samson Resources Company, where he joined in November 2013. From 2007 to 2013, Mr. Woolverton held a series of positions of increasing responsibility at Chesapeake Energy Corporation, a public independent exploration and development oil and natural gas company, including Vice President of its Southern Appalachia business unit. Prior to joining Chesapeake Energy Corporation, Mr. Woolverton worked for Encana Corporation, a North American oil and natural gas producer, where he oversaw its Fort Worth Basin development and shale exploration teams in North Texas. Earlier in his career, Mr. Woolverton worked for Burlington Resources in multiple engineering and management roles. Mr. Woolverton received his Bachelor of Science degree in Petroleum Engineering from Montana Tech.

About Swift Energy Company
Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties in the Eagle Ford trend of South Texas.

Forward-Looking Statements
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurances can be given that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company’s business are set forth in the filings of Swift Energy Company with the Securities and Exchange Commission.

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